Exhibit 99-1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

The unaudited pro forma condensed consolidated financial statements presented below are based on, and should be read together with, the historical information that Celgene Corporation and its subsidiaries (collectively “Celgene” or the “Company”) and Pharmion Corporation and its subsidiaries (collectively “Pharmion”) have presented in their respective filings with the SEC. The unaudited pro forma condensed consolidated balance sheet as of December 31, 2007 gives effect to the merger described in note 1 to the unaudited pro forma condensed consolidated financial statements as if it had occurred on December 31, 2007, and consolidates the historical balance sheets of Celgene and Pharmion as of December 31, 2007. The unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2007 is presented as if the merger had occurred on January 1, 2007, and combines the historical results of Pharmion and Celgene for the year ended December 31, 2007. The historical financial information is adjusted to give effect to pro forma events that (i) are directly attributable to the merger, (ii) are factually supportable and (iii) with respect to the statements of operations, are expected to have a continuing impact on combined results.

The pro forma adjustments related to the merger are based on a preliminary purchase price allocation whereby the cost to acquire Pharmion was allocated to the assets acquired and the liabilities assumed, based upon their estimated fair values. The allocation of the purchase price is subject to finalization of Celgene’s management analysis of the fair value of the assets acquired and liabilities assumed of Pharmion as of the acquisition date. The final allocation of the purchase price may result in additional adjustments to the recorded amounts of assets and liabilities and may also result in adjustments to depreciation, amortization and charges for acquired in-process research and development. The final allocation is expected to be completed as soon as practicable but no later than 12 months after the acquisition date.

The unaudited pro forma condensed consolidated financial statements do not reflect the realization of potential cost savings, or any related restructuring or integration costs. Although Celgene believes that certain cost savings may result from the merger, there can be no assurance that these cost savings will be achieved.

The unaudited pro forma condensed consolidated financial statements are presented for illustrative purposes only and are not necessarily indicative of the consolidated financial position or results of operations in future periods or the results that actually would have been realized if the proposed merger had been completed as of the dates indicated.

CELGENE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
BALANCE SHEET
As of December 31, 2007

			Pro Forma	See	Pro Forma
	Celgene	Pharmion	Adjustments	Note 4	Consolidated
	(In thousands, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$1,218,273	$178,878	$(946,253)	(a)	$450,898
Marketable securities available for sale	1,520,645	69,651	(121,923)	(b)	1,468,373
Accounts receivable, net of allowances	167,252	44,972	2,726	(e)	214,950
Inventory	49,076	12,842	25,000	(c)	86,918
Deferred income taxes	20,506	—	(1,920)	(g)	18,586
Other current assets	108,669	16,449	(2,706)	(e)	122,412

Total current assets	3,084,421	322,792	(1,045,076)		2,362,137

Property, plant and equipment, net	197,428	11,448	—		208,876
Investment in affiliated companies	14,422	—	—		14,422
Intangible assets and product rights, net	92,658	87,053	359,028	(d)	538,739
Goodwill	39,033	16,067	397,610	(f)	452,710
Other assets	183,322	5,964	(81,021)	(g)	108,265

Total assets	$3,611,284	$443,324	$(369,459)		$3,685,149

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$37,876	$14,320	$—		$52,196
Accrued expenses	159,220	65,302	67,534	(e)	292,056
Income taxes payable	4,989	1,022	—		6,011
Convertible notes	196,555	—	—		196,555
Current portion of deferred revenue	7,666	—	(6,524)	(e)	1,142
Other current liabilities	26,625	—	—		26,625

Total current liabilities	432,931	80,644	61,010		574,585

Deferred revenue, net of current portion	60,303	—	(58,174)	(e)	2,129
Other non-current taxes	211,307	2,684	(2,684)	(g)	211,307
Other non-current liabilities	62,799	1,051	—		63,850

Total liabilities	767,340	84,379	152		851,871

Stockholders’ Equity:
Common stock	4,072	37	271	(h)	4,380
Common stock in treasury, at cost	(149,519)	—	—		(149,519)
Additional paid-in capital	2,780,849	631,738	1,162,100	(i)	4,574,687
Retained earnings (deficit)	124,660	(290,699)	(1,452,069)	(j)	(1,618,108)
Accumulated other comprehensive income	83,882	17,869	(79,913)	(k)	21,838

Total Stockholders’ Equity	2,843,944	358,945	(369,611)		2,833,278

Total Liabilities and Stockholders’ Equity	$3,611,284	$443,324	$(369,459)		$3,685,149

CELGENE CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
STATEMENT OF OPERATIONS
For the Year Ended December 31, 2007

			Pro Forma	See	Pro Forma
	Celgene	Pharmion	Adjustments	Note 4	Consolidated
	(In thousands, except per share data)
Revenue:
Net product sales	$1,300,441	$267,300	$(10,147)	(l)	$1,557,594
Collaborative agreements and other revenue	20,109	—	(11,780)	(l)	8,329
Royalty revenue	85,270	—	(1,144)	(l)	84,126

Total revenue	1,405,820	267,300	(23,071)		1,650,049

Expenses:
Cost of goods sold (excluding amortization expense)	130,239	73,078	(16,758)	(l)	186,559
Research and development	398,590	110,369	(2,667)	(l)	506,292
Selling, general and administrative	451,870	143,203	—		595,073
Amortization of acquired intangible rights	—	9,898	110,769	(l)	120,667

Total expenses	980,699	336,548	91,344		1,408,591

Operating income (loss)	425,121	(69,248)	(114,415)		241,458

Other income/expense:
Interest and investment income, net	109,813	10,164	(43,624)	(m)	76,353
Equity in losses of affiliated companies	4,488	—	—		4,488
Interest expense	11,127	—	—		11,127
Other expense, net	2,350	—	—		2,350

Income (loss) before income taxes	516,969	(59,084)	(158,039)		299,846

Income tax provision	290,536	4,776	(56,827)	(g)	238,485

Net income (loss)	$226,433	$(63,860)	$(101,212)		$61,361

Net income (loss) per common share:
Basic	$0.59	$(1.81)		(n)	$0.15
Diluted	$0.54	$(1.81)		(n)	$0.14

Weighted average shares:
Basic	383,225			(n)	414,043
Diluted	431,858			(n)	463,451

CELGENE CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
FINANCIAL STATEMENTS
(1)	Description of Transaction

On March 7, 2008, Celgene acquired all of the outstanding common stock and stock options of Pharmion in a transaction accounted for under the purchase method of accounting for business combinations. Under the purchase method of accounting, the assets acquired and liabilities assumed of Pharmion are recorded as of the acquisition date, at their respective fair values, and consolidated with those of Celgene. The reported consolidated financial condition and results of operations of Celgene after completion of the acquisition reflect these fair values. Pharmion’s results of operations are included in the Company’s consolidated financial statements from the date of acquisition.

Celgene paid a total purchase price of $2.761 billion to acquire all of the outstanding Pharmion common shares and stock options. Each Pharmion stockholder received $25.00 in cash plus 0.8367 shares of Celgene common shares for a total consideration of $2.67 billion. The combination of cash and Celgene stock to Pharmion stockholders consisted of $920.8 million in cash and approximately 30.8 million shares of Celgene common stock valued at $1.749 billion. The total purchase price included acquisition-related costs of $25.4 million, the fair value of vested Celgene stock options issued of $44.9 million and the amortized cost of Celgene’s investment in Pharmion common shares prior to the acquisition.

Pharmion stockholders did not receive any fractional shares of Celgene common stock in the merger. Instead, any stockholder who would otherwise be entitled to a fractional share of Celgene common stock received an amount of cash (rounded down to the nearest whole cent), without interest, equal to the product of such fraction multiplied by the measurement price.

In connection with transactions occurring in 2001 and 2003, Celgene acquired an aggregate of 1,939,598 shares of Pharmion common stock for $20.2 million, which it has consistently owned and constitutes approximately 5.2% ownership of the outstanding common shares of Pharmion as of December 31, 2007.

(2)	Purchase Price

Total purchase price is summarized as follows:

(in thousands)

Amount of cash received by Pharmion stockholders	$920,805
Fair value of shares of Celgene common stock issued	1,749,222
Original cost of Celgene’s existing invesment in Pharmion common stock (1)	20,212
Fair value of Celgene fully vested stock options issued	44,924
Acquisition — related costs	25,448

Total purchase price	$2,760,611

(1) Celgene held a total of 1,939,598 shares of Pharmion common stock, or approximately 5.2% of the outstanding shares of Pharmion common stock.
For purposes of this pro forma analysis, the above purchase price has been allocated based on an estimate of the fair value of assets acquired and liabilities assumed.

December 31, 2007

(in thousands)

Net book value of assets acquired as of December 31, 2007	$358,945
Less: Write-off of existing goodwill and other intangible assets and related deferred taxes, and other net assets	(96,244)

Adjusted net book value of assets acquired	$262,701

Remaining allocation:
Increase inventory to fair value	25,000
Acquired identifiable intangible assets at fair value (2)	510,986
In-process research and development charge (2)	1,740,000
Restructuring costs (3)	(69,000)
Deferred taxes	(122,753)
Goodwill (4)	413,677

Purchase price	$2,760,611

(2) The fair value of the acquired identifiable intangible assets consists primarily of developed product rights for the following currently marketed products: Vidaza ® IV in the U.S. market, Thalidomide Pharmion® in certain foreign markets and other minor commercialized products and was derived using a valuation from an independent third-party valuation firm. It also includes the fair value associated with certain compassionate use rights in Europe. The weighted average amortization period for these assets, in total, is 6.5 years. The weighted average amortization period for compassionate use rights is 1.2 years, while the weighted average amortization period for the developed product rights is 7.1 years.

In-process research and development, or IPR&D, represents compounds under development by Pharmion at the date of acquisition that had not yet achieved regulatory approval for marketing in certain markets or had not yet been completed and have no future alternative use. The $1.74 billion estimated fair value of these intangible assets was derived using the multi-period excess-earnings method, a form of the income approach, as determined by a valuation from an independent third-party valuation firm. The IPR&D primarily related to development and approval initiatives for Vidaza ® IV in the E.U. market, Vidaza ® Oral in the U.S. and E.U. markets and Thalidomide Pharmion ® in the E.U. market.
In accordance with FASB Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method,” the purchase price allocated to IPR&D intangible assets has been expensed to income immediately subsequent to the acquisition because the compounds do not have any alternative future use.
The allocation of the purchase price is subject to finalization of Celgene’s management analysis of the fair value of the assets acquired and liabilities assumed of Pharmion as of the acquisition date. The final allocation of the purchase price may result in additional adjustments to the recorded amounts of assets and liabilities and may also result in adjustments to depreciation, amortization and acquired in-process research and development. The final allocation is expected to be completed as soon as practicable but no later than 12 months after the acquisition date.
(3) The acquisition cost of Pharmion includes liabilities related primarily to the planned exit of certain business activities, involuntary terminations and the relocation of certain Pharmion employees. The cost of these restructuring activities is estimated to be approximately $69.0 million, which includes employee severance costs of $16.8 million, early lease and contract termination costs of $45.0 million, facility closing costs of $3.8 million and various other costs primarily associated with exiting certain business activities of Pharmion. Celgene is in the process of initiating the above-noted actions included in the restructuring plan and expects that all actions will be substantially completed within one year of the effective date of the acquisition.
(4) The excess of purchase price over the fair value amounts assigned to the assets acquired and liabilities assumed represents the goodwill amount resulting from the acquisition. The amount allocated to goodwill is preliminary and subject to change, depending on the results of the final purchase price allocation. We do not expect any portion of this goodwill to be deductible for tax purposes. The goodwill attributable to the acquisition of Pharmion has been recorded on the unaudited condensed consolidated Balance Sheet and will not be amortized, but is subject to review for impairment in accordance with SFAS No. 142, “Goodwill and Other Intangible Assets.”
(3)	Intercompany Transactions
Transactions between Celgene and Pharmion primarily consisted of royalties, license fees and supply payments that Pharmion paid Celgene pursuant to marketing rights licensed to Pharmion and a supply agreement for Thalidomide Pharmion®. Pharmion had the exclusive rights to market Thalidomide Pharmion® in all countries except the US, Canada, Mexico, Japan and China, excluding Hong Kong, as well as the rights to all existing and future clinical data relating to the product developed by Celgene. Celgene was also Pharmion’s exclusive supplier of Thalidomide Pharmion® formulations that Pharmion sells in certain licensed territories. Pharmion paid Celgene a royalty/license fee and product supply payments in the countries included within Pharmion’s territory. Historically, Pharmion also funded certain amounts incurred by Celgene for the conduct of Thalidomide Pharmion ® clinical trials and the actual costs of completing an ongoing Celgene-sponsored clinical trial for thalidomide in multiple myeloma. Celgene accounted for these arrangements in accordance with EITF Issue No. 04-1, “Accounting for Preexisting Relationships between the Parties to a Business Combination.” In addition, Celgene has valued the reacquired thalidomide-related rights in the valuation of developed product rights described above.
Upon completion of the merger, transactions occurring in connection with these arrangements are considered intercompany transactions. For purposes of the unaudited pro forma condensed consolidated financial statements, all significant intercompany balances and transactions related to these arrangements have been eliminated.

(4)	Pro Forma Adjustments

Adjustments included in the column under the heading “Pro Forma Adjustments” are related to the following:
(a)	Cash and cash equivalents adjustments consist of the following:

December 31, 2007
(in thousands)

Amount of cash received by Pharmion stockholders	$(920,805)
Acquisition-related costs	(25,448)

Total	$(946,253)

(b)	To reflect the elimination of Celgene’s investment in Pharmion common stock prior to the merger:

December 31, 2007
(in thousands)

Elimination of historical cost related to investment in Pharmion stock	$(20,212)
Elimination of unrealized gain related to investment in Pharmion stock	(101,711)

Total	$(121,923)

(c)	To adjust inventory for fair value step-up.

(d)	To adjust intangible assets and product rights for the following:

December 31, 2007
(in thousands)

Elimination of assets related to Thalomide license and supply agreements	$(126,405)
Elimination of Pharmion other intangible assets	(25,553)
Acquired identifiable amortizable intangible assets	510,986

Total	$$359,028

(e)
Adjustments to eliminate license, supply and research and development activities between Celgene and Pharmion as if they were intercompany transactions, and to reflect $69.0 million of restructuring costs recorded as accrued expenses.

(f)	To record the following goodwill adjustments:

December 31, 2007
(in thousands)

Elimination of pre-existing Pharmion goodwill	$(16,067)
Acquired goodwill	413,677

Total	$397,610

(g)	Adjustments to income taxes:

December 31, 2007
(in thousands)

Tax impact from eliminating deferred revenue as part of the merger	$(1,920)

Total deferred income taxes	$(1,920)

Tax impact from eliminating deferred revenue as part of the merger	$(17,119)
Tax impact from eliminating intangible assets as part of the merger	24,783
Tax impact from eliminating unrealized gain related to investment in Pharmion common stock	39,667
Tax impact from acquired assets as part of the merger	(128,352)

Total other assets	$(81,021)

Elimination of Pharmion deferred tax liabilities	$(2,684)

Total other non current taxes	$(2,684)

Income tax provision adjustments of $(56,827) represent the tax effect of pro forma condensed consolidated statement of operations adjustments.
(h)	To record the following common stock adjustments:

December 31, 2007
(in thousands)

Elimination of Pharmion common stock	$(37)
Issuance of Celgene common stock	308

Total	$271

(i)	To record the following adjustments to additional paid-in capital:

December 31, 2007
(in thousands)

Elimination of Pharmion additional paid-in capital	$(631,738)
Issuance of Celgene common stock	1,748,914
Fair value of stock options issued	44,924

Total	$1,162,100

(j)	To record the following retained earnings adjustments:

December 31, 2007
(in thousands)

Elimination of Pharmion retained deficit	$290,699
Intercompany elimination impact	(2,768)
Adjustments for acquired IPR&D	(1,740,000)

Total	$(1,452,069)

(k)	To record the following adjustments to other comprehensive income:

December 31, 2007
(in thousands)

Elimination of Pharmion Other Comprehensive Income Balance	$(17,869)
Elimination of unrealized gain related to investment in Pharmion common stock, net of tax	(62,044)

Total	(79,913)

(l)	Adjustments to revenues and expenses for the year ended December 31, 2007:

Increase (Decrease)
Revenues and
Expenses
Year Ended
December 31, 2007

(in thousands)

Revenues:
Net product sales (i)	$(10,147)
Collaborative agreements and other revenue (ii)	(11,780)
Royalty revenues (iii)	(1,144)

Total	$(23,071)

Expenses:
Cost of goods sold (excluding amortization expense) (iv)	$(16,758)
Research and development (v)	(2,667)
Amortization of acquired intangible rights (vi)	110,769

Total	$91,344

(i)	Adjustment reflects elimination of Celgene’s product sales to Pharmion as if they were intercompany sales during the respective periods.

(ii)	Adjustment reflects the elimination of Celgene’s license income from Pharmion as if it were intercompany license income.

(iii)	Adjustment reflects the elimination of Celgene’s royalty income from Pharmion as if it were intercompany royalty income.

(iv)	Adjustment reflects the elimination of Pharmion’s expense for license and royalty as if they were intercompany transactions. for the year ended December 31.

(v)	Adjustment reflects elimination of Pharmion’s expense to Celgene for thalidomide research as if this were an intercompany transaction.

(vi)
Adjustment reflects amortization expenses for intangible assets to be eliminated or acquired by Celgene upon the occurrence of the merger. The unaudited condensed consolidated pro forma statement of operations excludes the one time IPR&D charge of $1.74 billion and also the inventory fair value step-up of $25.0 million, which will impact continuing operations as the inventory is sold.

(m)	To eliminate interest income forgone on net cash and cash equivalents used in the merger

(n)
For purposes of these unaudited pro forma condensed consolidated financial statements, the unaudited pro forma consolidated basic and diluted net income (loss) per share amounts are based on the historical weighted average number of shares of Celgene common stock outstanding, adjusted to reflect the issuance of shares of Celgene common stock as a result of the acquisition and the dilutive effects of Celgene’s convertible notes and stock options, including Celgene stock options exchanged for unvested Pharmion stock options.